Exhibit 10.19

C. M. (Christine) McCrady Senior Manager — Technology Banking	Royal Bank of Canada 90 Sparks Street, 2nd Floor Ottawa, Ontario K1P 5T6 Tel.: 613-564-4891 Fax: 613-564-2865 e-mail: christine.mccrady@rbc.com
August 27, 2010
Private and Confidential
Mr. Sohail Khan
Chief Executive Officer
SiGe Semiconductor Inc.
1050 Morrison Drive, Suite 100
Ottawa, Ontario K2H 8K7
Dear Sir:
We refer to the agreement dated October 15, 2009 between SiGe Semiconductor Inc., as the “Borrower” and Royal Bank of Canada, as the “Bank” (the “Agreement”) and in particular to the Credit Facilities, Other Facilities, Security and Financial Covenants sections as well as the Terms and Conditions and Schedules “A” and “H” of the Agreement.
The Bank reserves all of its rights and remedies at any time and from time to time in connection with any or all breaches, defaults or Events of Default now existing or hereafter arising under any Bank document, and whether known or unknown, and this amending agreement shall not be construed as a waiver of any such breach, default or Event of Default.
All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
The Agreement is amended as follows:
1.	The amount of Facility (1) under the CREDIT FACILITIES section is increased from US$7,500,000 to US$10,000,000 and the sentence “Total advances outstanding under this facility and Facility (2) shall not exceed US$7,500,000” is deleted.

2.	The following paragraph is deleted from the Availability clause of Facility (1) under the CREDIT FACILITIES section:

The aggregate Borrowings outstanding under this facility plus the aggregate Borrowings outstanding under Facility (2) must not exceed US$7,500,000 at any time.
SRF No.: 667 380 448

SiGe Semiconductor Inc.	Page 2	August 27, 2010

3.	The interest rate for RBP loans under Facility (2) of the CREDIT FACILITIES section is decreased from RBP + 2.45% to RBP + 2.10% and the sentence “Total advances outstanding under this facility and Facility (1) shall not exceed US$7,500,000” is deleted.

4.	The following paragraph is deleted from the Repayment clause of Facility (2) under the CREDIT FACILITIES section:

The aggregate Borrowings outstanding under this facility plus the aggregate Borrowings outstanding under Facility (1) must not exceed US$7,500,000 at any time.

5.	The amount of the VISA Business under paragraph (a) of the OTHER FACILITIES section is decreased from US$280,000 to US$250,000.

6.	The Guarantee and postponement of claim in the amount of $10,000,000 signed by SiGe Semiconductor Canada under paragraph (c) of the SECURITY section is deleted and a Guarantee and postponement of claim in the amount of $12,000,000 signed by SiGe Semiconductor Canada is added. The general security agreement constituting a first ranking security interest on all its personal property is retained.

7.	The FINANCIAL COVENANTS section is amended and restated as follows:

FINANCIAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary facility, or while Borrowings remain outstanding under any term facility, the Borrower covenants and agrees with the Bank that the Borrower will maintain on a consolidated basis, to be measured as at the end of each fiscal quarter, a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not greater than 3.00:1.

8.	Under the TERMS AND CONDITIONS, the REPAYMENT section is amended by the addition of the following paragraph:

In the case of any reducing term loan and/or reducing term facility (“Reducing Term Loan/Facility”), provided that nothing contained in this paragraph shall confer any right of renewal or extension upon the Borrower, the Borrower and the Bank agree that, at the Bank’s option, the Bank may provide a letter (“Renewal Letter”) to the Borrower setting out the terms upon which the Bank is prepared to extend the Reducing Term Loan/Facility. In the event that the Bank provides a Renewal Letter to the Borrower and the Reducing Term Loan/Facility is not repaid on or before the Maturity Date of the applicable Reducing Term Loan/Facility, then at the Bank’s option the Reducing Term Loan/Facility shall be automatically renewed on the terms set out in the Renewal Letter and the terms of this Agreement shall be amended accordingly.

9.	The following definitions are added to Schedule “A” as follows:

“EBITDA” means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

“Funded Debt” means, at any time for the fiscal period then ended, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, but excluding Postponed Debt;

“Interest Expense” means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances;

SiGe Semiconductor Inc.	Page 3	August 27, 2010

“Postponed Debt” means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

10.	Schedule “H” is amended and attached herewith.
LIFE AND DISABILITY INSURANCE
The Borrower acknowledges that the Bank has offered it insurance on the Borrowings under Business Loan Insurance Plan Policy 51000 (“Policy”) issued by Sun Life Assurance Company of Canada to the Bank and the Borrower hereby waives this offer or acknowledges it is ineligible for this offer and acknowledges that Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.
If there are any discrepancies between the insurance information above, and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.
Business Loan Insurance Plan premiums, if applicable, are taken with your scheduled loan payments. In the case of blended payments of principal and interest, as premiums fluctuate based on various factors such as, by way of example, the age of the insured and changes to the insured loan balance, a part of the premium payment may be deducted and taken from the scheduled blended loan payment with the result that the amortization period may increase in the case of any such loan to which this coverage applies. Refer to the Business Loan Insurance Plan application (form 3460 Eng or 53460 Fr) for further explanation and disclosure.
CONDITIONS PRECEDENT
The effectiveness of this amending agreement is conditional upon receipt of:
a)	a duly executed copy of this amending agreement;

b)	the Security provided for herein, registered, as required, to the satisfaction of the Bank;

c)	such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require;

d)	such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.
Additionally, all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank.
ANNUAL REVIEW FEE
A non-refundable annual review fee of $2,500 is payable by the Borrower upon acceptance of this amending agreement or as agreed upon between the Borrower and the Bank.
COUNTERPART EXECUTION
This amending agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.
All other terms and conditions outlined in the Agreement remain unchanged and in full force and effect.

SiGe Semiconductor Inc.	Page 4	August 27, 2010

This amending agreement is open for acceptance until September 27, 2010, after which date it will be null and void, unless extended in writing by the Bank.

Yours truly, ROYAL BANK OF CANADA
/s/ Christine McCrady
Christine McCrady
Senior Manager

Agreed to and accepted this 22 day of September 2010. SIGE SEMICONDUCTOR INC
Per:	/s/ William H. Burke
	Name:	WILLIAM H. BURKE
	Title:	CFO

Per:	/s/ Jeff Kushner
	Name:	JEFF KUSHNER
	Title:	CONTROLLER

I/We have the authority to bind the Borrower.
We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantors, as of September 22, 2010.

SIGE SEMICONDUCTOR, INC.

Per:	/s/ Sohail Khan	Per:	/s/ William H. Burke

	Name: SOHAIL KHAN		Name:
	Title: CEO		Title:
I/We have the authority to bind the Guarantor.
SIGE SEMICONDUCTOR CANADA, general partnership

Per: SIGE SEMICONDUCTOR INC.		Per: SIGE HOLDINGS, INC.

Per:	/s/ William H. Burke	Per:	/s/ William H. Burke

	Name:		Name:
	Title:		Title:

Per:	/s/ Stephen J. Kovacic	Per:	/s/ Stephen J. Kovacic

	Name: STEPHEN J. KOVACIC		Name: STEPHEN J. KOVACIC
	Title: Director		Title: Director
I/We have the authority to bind the Guarantor.

Schedule “H” to the Agreement dated October 15, 2009 and amended on August 27, 2010 between SiGe Semiconductor Inc., as Borrower, and Royal Bank of Canada, as the Bank.
COMPLIANCE CERTIFICATE
I, , representing SiGe Semiconductor, Inc., hereby certify as of 20 (insert last day of fiscal quarter):

1.	I am familiar with and have examined the provisions of the Agreement dated October 15, 2009 and amended on August 27, 2010 between SiGe Semiconductor Inc., as Borrower, and Royal Bank of Canada as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and any Guarantor if applicable. Terms defined in the Agreement have the same meanings where used in this certificate.

2.	The representations and warranties contained in the Agreement are true and correct.

3.	No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute an Event of Default or a breach of any covenant or other term or condition of this Agreement and there is no reason to believe that during the next fiscal quarter of SiGe Semiconductor, Inc., any such event or circumstance will occur.

4.	Calculated on a consolidated basis

The ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarters basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters is __________:1, being not greater than 3.00:1, the required ratio.

5.	No assets of SiGe Semiconductor, Inc. have been pledged without the prior written consent of the Bank;

6.	The detailed calculations of the foregoing ratio and covenants is set forth in the addendum annexed hereto and are true and correct in all respects.
Dated this       day of                     , 20      .

SIGE SEMICONDUCTOR, INC.
Per:
Name:
Title:

Per:
Name:
Title: